Exhibit 10.2
Summary of 2007 Management Incentive Compensation Plan
Overview and Purpose
     The 2007 Management Incentive Compensation Plan (the “2007 Bonus Plan”) was adopted by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Genitope Corporation (the “Company”) on April 6, 2007 and is designed to offer incentive compensation to officers and senior directors, director and manager-level employees of the Company by rewarding achievement of specifically measured corporate goals and individual goals that are consistent with and support overall corporate goals.
Administration
     The 2007 Bonus Plan will be administered by the Compensation Committee and the Chief Executive Officer. The Compensation Committee will be responsible for approving, or recommending to the Board for approval, any incentive awards to executive officers of the Company, including any incentive awards to the Chief Executive Officer.
Eligibility
     Each officer and senior director, director and manager-level employee of the Company is eligible to participate in the 2007 Bonus Plan.
Corporate and Individual Performance
     The Board has approved a list of overall corporate objectives for 2007, which include the achievement of performance targets with respect to the Company’s clinical affairs, regulatory objectives, financial metrics, research and development, human resources and manufacturing and facility-related objectives. Each participant is also subject to a list of key individual performance objectives. The 2007 Bonus Plan provides for the payment of cash bonuses to participants if individual and corporate performance criteria are achieved during fiscal 2007.
Target Cash Bonus Amount
     The 2007 Bonus Plan provides a target cash bonus amount for each officer, senior director, director and manager-level employee of the Company, expressed as a percentage of his or her base salary for each participant. Target cash bonus amounts for 2007 are as follows:

Officer	2007 Target Cash Bonus Amount (% of base salary)
Dan W. Denney, Jr.	55%
Michael Buckley	30%
Tom DeZao	40%
Claude Miller	30%
Dave Miller	30%
Mary Ellen Rybak	35%
Thomas Theriault	35%
John Vuko	40%
Laura Woodhead	30%
Senior Directors	20%
Directors	15%
Managers	10%

Weighting
     The bonus is calculated based on corporate and individual weightings that are independent of each other. Following are the weightings by level:

	Corporate Goals	Individual Goals
Chief Executive Officer	80%	20%
Vice President	80%	20%
Director	50%	50%
Manager	50%	50%
Performance Measurement
     The 2007 Bonus Plan provides for the following scale to be used to determine the actual award multiplier for bonus calculations based upon measurement of corporate and individual performance versus objectives. Separate payment multipliers will be established for both the individual and the corporate components of each award.

Performance		Award
Category		Multiplier
Target:	Performance achieved the objective.	100%
Threshold:	Performance met minimum threshold of the objective.	50%
Exceeds:	Performance exceeded the objective.	150%